EXHIBIT 99.1
                           FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                          Investor Relations: Joan Wolf: 631/650-6201
                                                                         Bliss PR: John Bliss: 212/840-1661

VICON REPORTS FIRST QUARTER RESULTS

HAUPPAUGE, NY, February 5, 2010 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the first fiscal quarter ended December 31, 2009. The announcement was made by Chairman and CEO Ken Darby, who said weak order intake throughout 2009 combined with customer extended delivery schedules adversely impacted sales. “Continuing weak worldwide economies have reduced both public and private sector capital spending for projects that would otherwise employ electronic security”, noted Mr. Darby.

For the first fiscal quarter of 2010 net sales were $11.1 million, compared with $15.7 million in the year ago period.  A net loss was incurred of $697,000 ($.15 per share), compared with net income of $508,000 ($.11 per diluted share) in the prior year quarter.

U.S. sales declined to $6.4 million, down 19% from $7.8 million, while foreign sales were $4.7 million, down 40% from $7.9 million in the year ago period. “It was a difficult quarter for shipments as the Company was unable to turn orders into sales principally as a result of extended delivery schedules.  While shipments were down worldwide, incoming orders for the December 31, 2009 quarter improved to $13.7 million, compared with $13.1 million in the immediately preceding quarter.  Nevertheless, the current quarter order level was well below the $18.3 million of new orders booked in the year ago December quarter.

Gross margins declined to 41.8%, compared with 45.5% for the prior year.  “We would expect to see some degree of margin erosion on the low sales level as a result of our fixed overhead cost structure”, commented Mr. Darby.  Operating costs, however, declined $590,000 principally as a result of lower sales, and general and administrative costs.

Mr. Darby said Vicon will showcase several new products at a major industry trade show in March.  Highlighting the show will be a new range of megapixel cameras and several enhancements to ViconNet®, the Company’s physical security information management application.  Among other enhancements, the new version features the latest industry compression technology, browser functionality, and multiple archive improvements.

There has been no change in the status of the patent litigation from that previously reported.  “We continue to wait for a decision by the U.S. Patent Office Board of Appeals and Interferences”, said Mr. Darby.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about anticipated revenues, anticipated earnings or losses, earnings or losses per share, the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, expectations, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statement of Operations
(Unaudited)

                                                                                                                                                                                                                                                                  First Quarter Ended December 31,

	2009	2008

Net sales	$11,099,000	$15,700,000
Gross profit	4,637,000	7,147,000
Selling, general and administrative expense	4,385,000	4,804,000
Engineering and development expense	1,356,000	1,527,000
Operating income (loss)	(1,104,000)	816,000
Income (loss) before income taxes	(1,057,000)	808,000
Income tax expense (benefit)	(360,000)	300,000

Net income (loss)	$(697,000)	$508,000

Earnings (loss) per share:
Basic and Diluted	$(.15)	$.11

Shares used in computing earnings (loss) per share:
Basic	4,589,000	4,677,000
Diluted	4,589,000	4,769,000